Exhibit 1.2

AMENDED AND RESTATED By-law No. 1 A by-law relating generally to the transaction of the business and affairs of ABOVE FOOD INGREDients inc. (the “Corporation”)

Table of Contents

Page

Article 1 interpretation		1

1.1	Definitions	1
1.2	Articles Govern	1

Article 2 Board		1

2.1	Fixed Board and Election of Directors	1
2.2	Floating Board and Election of Directors	2
2.3	Advance Notice of Nominations of Directors	2

Article 3 Meetings of Directors		4

3.1	First Meeting of New Board	4
3.2	Place and Notice of Meetings	4
3.3	Meeting by Electronic Means, etc.	4
3.4	Quorum	4
3.5	Chair of a Meeting	4
3.6	Votes to Govern	5
3.7	Action by Sole Director	5

Article 4 Protection of Directors, Officers and Others		5

4.1	Indemnity	5

Article 5 Meetings of Shareholders		6

5.1	Place of Meetings	6
5.2	Meeting by Electronic Means, etc.	6
5.3	Notice of Meetings	6
5.4	Chair of a Meeting, Secretary and Scrutineers	6
5.5	Quorum	7
5.6	Votes to Govern	7
5.7	Right to Vote	7
5.8	Manner of Voting	7

Article 6 miscellaneous		8

6.1	Repeal	8

-i-

Article 1
interpretation

1.1	Definitions

In this By-law, any capitalized term used, but not otherwise defined, has the meaning given to that term in the Act. In addition, the following terms have the following meanings:

1.1.1	“Act” means the Business Corporations Act (Alberta) and all regulations made under that Act, as it may be amended or replaced, and any reference to a particular provision of that Act will be deemed also to be a reference to any similar provision resulting from its amendment or replacement;

1.1.2	“Annual Meeting of Shareholders” means the annual meeting of shareholders of the Corporation held as prescribed by section 132(1) of the Act;

1.1.3	“Board” means the board of directors of the Corporation;

1.1.4	“By-law” means this by-law, as amended or restated;

1.1.5	“Corporation” means Above Food Ingredients Inc.;

1.1.6	"Meeting Notice Date" means the date on which the first notice to the shareholders or first public announcement of the date of the meeting of shareholders was issued by the Corporation.

1.1.7	“Meeting of Shareholders” means an Annual Meeting of Shareholders or a Special Meeting of Shareholders;

1.1.8	“Special Meeting of Shareholders” means a meeting of the holders of any class or series of shares and a special meeting of all shareholders entitled to vote at an Annual Meeting of Shareholders; and

1.2	Articles Govern

Where any provision of this By-law conflicts with the Articles, the Articles, will govern.

Article 2
Board

2.1	Fixed Board and Election of Directors

Where the Articles provide for a fixed number of directors, the number to be elected to the Board will be the number set out in the Articles.

2.2	Floating Board and Election of Directors

Where the Articles provide for a minimum and maximum number of directors, the number to be elected to the Board will be the number within that minimum and maximum elected at the Annual Meeting of Shareholders.

2.3	Advance Notice of Nominations of Directors.

2.3.1	Nomination Procedures - Subject only to the Act, applicable securities law and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any Annual Meeting of Shareholders, or at any Special Meeting of Shareholders if the election of directors is a matter specified in the notice of meeting,

2.3.1.1	by or at the direction of the Board, including pursuant to a notice of meeting;

2.3.1.2	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

2.3.1.3	by any person (a “Nominating Shareholder”) who (A) at the close of business on the date of the giving of the notice provided for in this section 2.3 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and (B) complies with the notice procedures set forth below in this section 2.3.

2.3.2	Timely notice - In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this section 2.3.

2.3.3	Manner of timely notice - To be timely, a Nominating Shareholder’s notice must be given:

2.3.3.1	in the case of an Annual Meeting of Shareholders (including any Meeting of Shareholders), not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the Meeting Notice Date, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth day following the Meeting Notice Date; and

2.3.3.2	in the case of a Special Meeting of Shareholders (which is not also an Annual Meeting of Shareholders) called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth day following the Meeting Notice Date, provided that, in either case, if the Corporation uses “notice-and-access” (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) to send proxy-related materials to shareholders in respect of a meeting described above in subsection 2.3.3.1 or subsection 2.3.3.2, and the Notice Date is not less than 50 days before the date of the applicable meeting, the Nominating Shareholder’s notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

2.3.4	Proper form of notice - To be in proper written form, a Nominating Shareholder’s notice must set forth:

2.3.4.1	as to each person whom the Nominating Shareholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person for the past five years; (C) the status of the person as a resident Canadian; (D) the class or series and number of shares which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (E) full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including without limitation financial, compensation and indemnity related Arrangements, between the proposed nominee or any associate or affiliate of the proposed nominee and any Nominating Shareholder or any of its representatives; (F) whether such person is a party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor, supplier, officer, employee or other person having or involved in any contractual or fiduciary relationship with the Corporation or any affiliate thereof or any other third party which may give rise to an actual or perceived conflict of interest between the interest of the nominee and the interests of the Corporation or any affiliate thereof; and (G) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable securities laws; and

2.3.4.2	as to the Nominating Shareholder: (A) the name and record address of the Nominating Shareholder; (B) the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person or any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (C) full particulars regarding any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or to direct or to control the voting of any shares of the Corporation; (D) any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable securities laws; (E) any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the Nominating Shareholders’ interests in the Corporation; and (F) whether the Nominating Shareholder intends to deliver a proxy circular and form of proxy to any shareholders of the Corporation in connection with the election of directors.

Such notice must be accompanied by the written consent of each nominee to being named as a nominee and to serve as a director, if elected.

References to “Nominating Shareholder” in this section 2.3.4 shall be deemed to refer to each shareholder that nominates a person for election as a director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

Article 3
Meetings of Directors

3.1	First Meeting of New Board

Immediately following any Meeting of Shareholders electing directors, the Board may, without notice, hold its first meeting for any business that may come before the meeting, provided a quorum of the Board is present.

3.2	Place and Notice of Meetings

Unless the Articles otherwise provide, meetings of the Board may be held at the registered office of the Corporation or at any other place within or outside Alberta, as determined by the Board. Subject to the Act, the by-laws and any resolution of the Board, notice of the time and place of a meeting of the Board will be given to each director not less than 48 hours before the time when the meeting is to be held but if any one of the President, the Managing Director and the Chief Executive Officer considers it a matter of urgency that a meeting of the Board be convened, he or she may give notice of a meeting by electronic means, telephone or other communication facility no less than 1 day before the meeting. No notice of a meeting will be necessary if all the directors in office are present or if those absent waive notice of that meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Subject to the Act, a notice of a meeting of the Board need not specify the purpose of or the business to be transacted at the meeting.

3.3	Meeting by Electronic Means, etc.

If all the directors of the Corporation consent, a meeting of the Board or of a committee of the Board may be held by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a director participating in a meeting by those means is deemed to be present at that meeting.

3.4	Quorum

Subject to the Articles, a majority of the number of directors of the Corporation in office at the time the meeting is held constitutes a quorum at any meeting of the Board.

3.5	Chair of a Meeting

The chair of any meeting of the Board will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director, and who is present at the meeting:

3.5.1	the Chairperson of the Board;

3.5.2	the Chief Executive Officer;

3.5.3	the President; and

3.5.4	a Vice-President.

If all those officers are absent, or unable or unwilling to act, the directors present at the meeting will choose one of their number to be chair of the meeting.

3.6	Votes to Govern

Unless otherwise required by the Act or the Articles, at all meetings of the Board, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

3.7	Action by Sole Director

Where the Corporation has only one director, where action may be or is required to be taken by the Board or any two directors or any director acting together with any officer, that action may be taken by the sole director of the Corporation.

Article 4
Protection of Directors, Officers and Others

4.1	Indemnity

4.1.1	Subject to the Act, the Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if:

4.1.1.1	the director or officer acted honestly and in good faith with a view to the best interests of the Corporation; and

4.1.1.2	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

4.1.2	The right to indemnity provided in this Section 4.1 will include the right to the advance of moneys from the Corporation for the costs, charges and expenses of a proceeding referred to in Section 4.1.1, which moneys must be repaid by the person to whom they were advanced unless he or she:

4.1.2.1	was substantially successful on the merits in the person’s defence of the action or proceeding;

4.1.2.2	fulfils the conditions set out in Section 4.1.1; and

4.1.2.3	is fairly and reasonably entitled to indemnity.

4.1.3	The Corporation will also indemnify the persons listed in Section 4.1.1 in any other circumstances that the Act permits or requires. Nothing in this By-law will limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

Article 5
Meetings of Shareholders

5.1	Place of Meetings

Subject to the Act and the Articles, Meetings of Shareholders will be held within our outside Alberta, at the place, on the dates and at the times as determined by the Board.

5.2	Meeting by Electronic Means, etc.

Any person entitled to attend a Meeting of Shareholders may participate in the Meeting of Shareholders, in accordance with the Act, by electronic means, telephone or other communication facilities that permit all participants to hear or otherwise communicate with each other during the meeting. A person participating in a Meeting of Shareholders by those means is deemed, for the purposes of the Act, to be present at the meeting. In addition, if the Board or the shareholders of the Corporation call a Meeting of Shareholders under the Act, the Board or shareholders, as the case may be, may determine that the meeting will be held, in accordance with the Act, entirely by electronic means, telephone or other communication facility that permits all participants to hear or otherwise communicate adequately with each other during the meeting.

5.3	Notice of Meetings

Notice of the time and place of each Meeting of Shareholders will be given, not less than 21 days and not more than 50 days before the date of the meeting, to each director, to the auditor of the Corporation, and to each shareholder who is entitled to vote at the meeting. Notice of a Meeting of Shareholders called for any business other than consideration of the financial statements and auditor’s report, fixing the number of directors for the following year, election of directors and reappointment of the incumbent auditor, will state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and will state the text of any special resolution or by-law to be submitted to the meeting. A shareholder and any other person entitled to attend a Meeting of Shareholders may, in any manner and at any time, waive notice of a Meeting of Shareholders.

5.4	Chair of a Meeting, Secretary and Scrutineers

The chair of any Meeting of Shareholders will be selected in descending order from the following list of officers, with the position going to the first selected officer who has been appointed, who is a director, and who is present at the meeting:

5.4.1	the Chairperson of the Board;

5.4.2	the Chief Executive Officer;

5.4.3	the President; and

5.4.4	a Vice-President.

If none of those officers is present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote at the meeting will choose a person from their number to be chair of the meeting. The Secretary of the Corporation will be secretary of any Meeting of Shareholders, but if the Secretary of the Corporation is not present, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair of the meeting with the consent of the shareholders and persons present and entitled to vote at the meeting.

5.5	Quorum

In the event the Corporation has fewer than 15 shareholders of the Corporation, two or more joint holders being counted as one shareholder, then shareholders holding a majority of the shares of the Corporation entitled to vote at that meeting being present in person or represented by proxy at the meeting shall constitute quorum for that meeting. In the event the Corporation has 15 or more shareholders of the Corporation, two or more joint holders being counted as one shareholder, then Shareholders holding not less than twenty five (25%) percent of the shares of the Corporation entitled to vote at that meeting being present in person or represented by proxy at the meeting shall constitute quorum for that meeting. If a quorum is present at the opening of a Meeting of Shareholders, the shareholders present or represented may proceed with the business of the meeting, even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a Meeting of Shareholders, or within any reasonable time following that time as the shareholders present or represented may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place not less than seven days later but may not transact any other business. At that adjourned meeting the holders of shares carrying voting rights who are present or represented will constitute a quorum (whether or not they hold a majority of the shares entitled to vote at the adjourned meeting or twenty five (25%) percent of the issued shares of the Corporation entitled to vote at that meeting, as applicable) and may transact the business for which the meeting was originally called, even if this quorum is not present throughout the meeting.

5.6	Votes to Govern

Unless otherwise required by the Act or the Articles, at all Meetings of Shareholders, every question will be decided by a majority of the votes cast on the question. In case of an equality of votes on any question, the chair of the meeting will not be entitled to a second or casting vote.

5.7	Right to Vote

Unless the Articles otherwise provide, each share of the Corporation entitles its holder to one vote at a Meeting of Shareholders. Subject to the exceptions provided under the Act, a holder of a fractional share is not entitled to exercise voting rights in respect of the fractional share.

5.8	Manner of Voting

5.8.1	Voting at a Meeting of Shareholders will be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting. Even if a vote has already been taken by a show of hands, any shareholder or proxyholder entitled to vote at the meeting on that matter may require a ballot on that matter and the subsequent ballot result will be the decision of the shareholders with respect to that matter.

5.8.2	Where no ballot is demanded or required following a vote by a show of hands upon a question, a declaration by the chair of the meeting that the vote upon the question has been carried, carried by a particular majority or not carried, and an entry to that effect in the minutes of the meeting, will be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of that question, and the result of the vote taken will be the decision of the shareholders with respect to that question.

5.8.3	A ballot, if demanded or required, will be taken in the manner the chair of the meeting directs. A demand or requirement for a ballot may be withdrawn at any time before the taking of the ballot. If a ballot is taken, each person present will be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot will be the decision of the shareholders with respect to that question.

5.8.4	If a Meeting of Shareholders is held by electronic means or telephone or other communication facility, then any person participating in, and entitled to vote at, that meeting may vote, in accordance with the Act, by electronic means or telephone or other communication facility that the Corporation has made available for that purpose. Any vote at a Meeting of Shareholders may be held in accordance with the Act entirely by electronic means or telephone or other communication facility if the Corporation makes available that communication facility.

Article 6
miscellaneous

6.1	Repeal

By-law No. 1 of the Corporation is repealed. The repeal of By-law No. 1 will not affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under it or the validity of any contract or agreement made under it. All resolutions of the shareholders, the Board or committees of the Board with continuing effect passed under repealed By-law No. 1 will continue in effect except to the extent inconsistent with this By-law.

ENACTED by the directors of the Corporation under the Act.

CONFIRMED by all the shareholders of the Corporation entitled to vote under the Act.

DATED	June 28, 2024.

/s/ Lionel Kambeitz
Lionel Kambeitz, CEO